Exhibit 99.1

NEWS RELEASE for January 22, 2004 at 7:30 AM EST

Contact:	Allen & Caron Inc Mike Mason (investors) 212-691-8087 michaelm@allencaron.com	Len Hall (media) 949-474-4300 len@allencaron.com	CardioGenesis Michael Quinn CEO 714-649-5000

CARDIOGENESIS RAISES $2.7 MILLION IN
PRIVATE PLACEMENT OF COMMON STOCK

Comments on Positive 2003 Fourth Quarter Results

FOOTHILL RANCH, CA (January 22, 2004) . . . CardioGenesis Corporation (OTCBB: CGCP.OB), the worldwide leader in angina-relieving Transmyocardial Revascularization (TMR) and Percutaneous Myocardial Revascularization (PMR), today announced that it has executed a private placement of approximately 3.1 million shares of newly issued, restricted and unregistered common stock to institutional investors, raising gross proceeds of $2.7 million. The net proceeds of the placement will primarily be used to support the Company’s introduction and launch of a number of new technologies and products for its growing TMR business.

     Chairman, President and CEO Michael J. Quinn said the completion of this financing follows a successful fourth quarter for the Company, which showed a significant improvement in bottom line performance as gross margins as a percent of revenue increased and operating expenses declined. He said the Company expects to report a net profit for the fourth quarter ended December 31, 2003 in the range of $400,000 to $500,000 on revenues between $3.3 million and $3.4 million.

     “I have never been more excited and optimistic about the prospects of CardioGenesis and our potential for profitable growth,” Quinn said. “The fact that we were profitable during the quarter, clearly demonstrates that TMR continues to gain traction in the market and that our efforts to build TMR into a growing and profitable business are beginning to pay off. I am extremely pleased with our accomplishments on all fronts and my compliments to our entire team for a job well done.

     “In addition to being the current market leader for TMR, we are on the threshold of extending our leadership further with the introduction this year of a number of breakthrough technologies and products for TMR, which will include the latest in robotic applications, as well as new products to support minimally invasive techniques for TMR,” Quinn added. “This financing will help ensure the timely introduction of these products, which we believe can dramatically increase the number of TMR procedures being performed worldwide, providing a growing number of patients suffering from severe angina the opportunity to get relief from their debilitating pain.”

     The approximately 3.1 million shares of newly issued common stock were sold to the investors at a price of $0.86 per share, which was based on a 15 percent discount from the volume weighted average closing bid price of the stock for ten consecutive trading days ended January 13, 2004. The

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CARDIOGENESIS RAISES $2.7 MILLION IN PRIVATE PLACEMENT

investors also received warrants to purchase approximately 3.1 million additional shares of common stock at a price of $1.37 per share. These warrants are immediately exercisable and have a term of five years. The Company has agreed to file a registration statement covering the resale of the shares within 50 days from the date of closing. The private placement agreement includes additional warrants providing the investors the ability to purchase approximately 1.57 million shares of CardioGenesis common stock at $1.00 per share for a period of six months following the effective date of the registration statement.

     The Company also amended its Shareholder Rights Agreement dated August 17, 2001, as amended, to provide that the initial issuance of the securities to the investors would not trigger the Rights Agreement and to exclude the warrants from the calculation of beneficial ownership under the Rights Agreement unless and until the warrants are exercised.

About CardioGenesis Corporation

     CardioGenesis is a medical device company specializing in the treatment of cardiovascular disease and is a leader in devices that stimulate cardiac angiogenesis. The Company’s market leading Holmium:YAG laser system and disposable fiber-optic accessories are used to perform a FDA-cleared surgical procedure known as Transmyocardial Revascularization (TMR) to treat patients suffering from angina. The CardioGenesis TMR procedure, which is marketed in the U.S. and around the world, has been shown to reduce angina and improve the quality of life in patients with coronary artery disease. The Company’s minimally invasive Percutaneous Myocardial Revascularization (PMR) procedure is currently being marketed in Europe and other international markets.

     For more information on the Company and its products, please visit the CardioGenesis website at http://www.cardiogenesis.com. For investor relations information, visit the CardioGenesis pages in the “Client” section of the Allen & Caron Inc web site at www.allencaron.com.

     Any forward-looking statements in this news release related to the Company’s sales, profitability, the adoption of its technology and products and FDA clearances are based on current expectations and beliefs and are subject to numerous risks and uncertainties that could cause actual results to differ materially. Other factors that could cause CardioGenesis’ actual results to differ materially are discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, its Quarterly Report on Form 10-Q for the third quarter ended September 30, 2003, and the Company’s other recent SEC filings. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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